Exhibit 10.4

AMENDMENT TO CHANGE OF CONTROL AGREEMENT

Now, on this 13th day of November 2006, the Change of Control Agreement dated September 8, 2006, between International Aluminum Corporation, a California corporation, and Michael J. Norring is hereby amended as follows:

Section 3.4 entitled “Payment of Severance Payment; Release Agreement” is hereby amended to include as a new paragraph (c) thereof, the following:

(c)   The parties intend that any Severance Payment pursuant to this Agreement either shall not constitute “deferred compensation” or shall otherwise qualify for exemption from excise and other tax penalties applicable under Section 409A of the Internal Revenue Code.  If it is determined that a Severance Payment under this Agreement otherwise would be subject to excise or other tax penalty under said Section 409A the Company and the Executive shall amend the terms of this Agreement to the minimum extent necessary so that such Severance Payment will not be subject to excise or other tax penalty under said Section 409A.

IN WITNESS WHEREOF, the Company and the Executive have executed this amendment as of the date set forth above.

International Aluminum Corporation

By:	/s/ Ronald L. Rudy
Ronald L. Rudy
President and Chief Executive Officer

/s/ Michael J. Norring
Michael J. Norring

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